MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

EXHIBIT 11.1 - COMPUTATION OF NET INCOME PER SHARE
(in thousands, except per share amounts)


                                                   Year Ended March 31,
                                                 1997      1996      1995
                                               ---------------------------

     Net income                                $51,132   $43,752   $36,299
                                               -------   -------   -------
     Weighted average shares:
         Common shares outstanding              51,569    50,750    47,525

         Common equivalent shares
         representing shares issuable upon
         exercise of stock options(1)            3,114     3,783     4,116
                                               -------   -------   -------

     Total weighted average shares
         primary                                54,683    54,533    51,641
                                               -------   -------   -------

     Incremental common equivalent
         shares (calculated using the higher
         of end of period or average market
         value)(2)                                 315       -         384
                                               -------   -------   -------

     Total weighted average shares
         fully diluted                          54,998    54,533    52,025
                                               -------   -------   -------

     Primary net income per common
         and common equivalent share              0.94      0.80      0.70
                                               -------   -------   -------

     Fully diluted net income per
         common and common equivalent
         share                                    0.93      0.80      0.70
                                               -------   -------   -------

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(1)   Amount calculated using the treasury  stock method and  fair market values for stock.
(2) This calculation is submitted in accordance with regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.